Filed Pursuant to Rule 424(b)(3)

Registration No. 333-206718

Explanatory Note: The Current Report on Form 8-K set forth below was previously filed with the Securities and Exchange Commission by Ceres, Inc. and, pursuant to Rule 424(b)(3) under the Securities Act of 1933, as amended, is also being filed as a prospectus supplement to the prospectus of Ceres, Inc., dated December 15, 2015, relating to the offering by Ceres, Inc. of 600,000 Class A Units consisting of Common Stock and warrants and 6,460 Class B Units consisting of shares of Series A-1 convertible preferred stock and warrants (and 32,900,000 shares of Common Stock underlying shares of Series A-1 convertible preferred stock and warrants).

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 17, 2016

CERES, INC.

(Exact Name of registrant as Specified in its charter)

Delaware	001-35421	33-0727287
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1535 Rancho Conejo Boulevard
Thousand Oaks, CA		91320
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (805) 376-6500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01	Changes in Registrant's Certifying Accountant.

(a)	Dismissal of Independent Registered Public Accounting Firm.

The Audit Committee (the “Audit Committee”) of the Board of Directors of Ceres, Inc. (the “Company”) has completed a competitive process to determine the Company’s independent registered public accounting firm for the fiscal year ending August 31, 2016. As a result of this process, on February 17, 2016, the Audit Committee approved and the Board of Directors (the “Board”) ratified (i) the dismissal of the Company’s independent registered public accounting firm KPMG LLP (“KPMG”) effective immediately and (ii) the engagement of Marcum LLP (“Marcum”) as the Company’s independent registered public accounting firm for the remainder of the fiscal year ending August 31, 2016.

During the Company’s two most recent fiscal years ended August  31, 2015 and August  31, 2014, and during the subsequent interim period preceding KPMG’s dismissal, there were no (i)  disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference in connection with their opinion to the subject matter of the disagreement or (ii) reportable events except that in connection with the Company’s assessment of the effectiveness of internal control over financial reporting, the Company identified three material weaknesses that existed as of August 31, 2015. A further description of the material weaknesses and management’s plan of remediation can be found in the 10-K report filed with the U.S. Securities and Exchange Commission (“SEC”) on November 23, 2015.

The audit reports of KPMG on the consolidated financial statements of Ceres, Inc. as of and for the years ended August 31, 2015 and 2014, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles, except as follows:

•	KPMG’s report on the consolidated financial statements as of and for the years ended August 31, 2015 and 2014, contained a separate paragraph stating that “The Company has incurred recurring losses and expects that the current level of cash and cash equivalents will only be sufficient to fund operations until January 2016 which raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.”

The Company provided KPMG with a copy of this Current Report on Form 8-K prior to its filing with the SEC and requested that KPMG furnish the Company with a letter addressed to the SEC stating whether or not KPMG agrees with the above statements.  A copy of the letter from KPMG dated February 22, 2016 is filed with this Current Report on Form 8-K as Exhibit 16.1.

(b)	Engagement of New Independent Registered Public Accounting Firm.

As set forth above, concurrent with the decision to dismiss KPMG as the Company’s independent registered public accounting firm, the Audit Committee approved and the Board ratified the engagement of Marcum as the Company’s new independent registered public accounting firm. During the Company’s two most recent fiscal years ended August 31, 2015 and August 31, 2014, and during the subsequent interim periods preceding Marcum’s engagement, neither the Company, nor anyone on its behalf, has consulted with Marcum regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and neither a written report was provided to the Company nor oral advice was provided to the Company that Marcum concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

The following exhibits are filed with this Current Report on Form 8-K:

Exhibit No. Description 16.1 Letter to the Securities and Exchange Commission from KPMG LLP dated February 22, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CERES, INC.

Date: February 22, 2016	By:	/s/ Paul Kuc
Name: Paul Kuc
Title: Chief Financial Officer

Exhibit 16.1

February 22, 2016

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Ceres, Inc. and, under the date of November 23, 2015, we reported on the consolidated financial statements of Ceres, Inc. as of and for the years ended August 31, 2015 and 2014. On February 17, 2016, we were dismissed. We have read Ceres, Inc.’s statements included under Item 4.01 of its Form 8-K dated February 17, 2016, and we agree with such statements, except that we are not in a position to agree or disagree with Ceres, Inc.’s statements (1) regarding the process to determine the independent registered public accounting firm, (2) regarding a reduction in audit fees for fiscal year 2016, (3) that the change was approved by the audit committee of the board of directors and ratified by the board of directors, and (4) that the audit committee approved the engagement of Marcum LLP and that the Company, nor anyone on its behalf has consulted Marcum LLP regarding (i) the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on Ceres, Inc.’s consolidated financial statements, or (ii) any other matter.

Very truly yours,

/s/ KPMG LLP